Exhibit 10.1

Separation Agreement

This agreement (“Agreement”) between Tamara Brandt (“Employee” or “you”) and Faze Clan Inc. (the “Company”) concerning the terms of your separation from employment and offers you certain benefits to which you would not otherwise be entitled, conditioned upon your provision of a general release of claims and covenant not to sue as provided herein. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1. Separation from Employment: You resigned from the Company effective on February 3, 2023 (the “Separation Date”). The Company has provided you a final paycheck, less lawful deductions, which sum represents all of your earned but unpaid compensation (the “Final Paycheck”). You acknowledge Company has a written unlimited vacation policy, and you have not accrued any vacation time under the policy. You further acknowledge that you are not owed any compensation for accrued but unused vacation time upon terminations. You acknowledge by signing this Agreement, there are no further obligations to you under any other arrangement with the Company, except as set forth in this Agreement

2. Separation Benefits:

a. Given your resignation, you are not owed severance under your prior offer letter, but the Company and you desire to enter into an advisor agreement with you in the form attached hereto as Exhibit B (the “AA”). The AA is being executed concurrently with this Agreement and each of this Agreement and the AA is conditioned upon concurrent execution and delivery of the other agreement.

b. Health Insurance Continuation: If you presently have insurance through the Company plan, your group health insurance will cease on the last day of the month in which your employment ended. At that time, you will be eligible to continue your group health insurance benefits at your own expense, except as described below, subject to the terms and conditions of the benefit plan, federal COBRA law, and, as applicable, state insurance laws, and you will be responsible for COBRA enrollment. You will receive additional information regarding your right to elect continued coverage under COBRA in a separate communication. The Company does not take responsibility of enrolling or making COBRA payments on behalf of the employee, the process of COBRA election and payment is the responsibility of the Employee.

c. You acknowledge that you are and shall be solely responsible for all federal, state and local taxes that may be owed by you by virtue of the receipt of any portion of the monetary payments and benefits provided to you under this Agreement.

3. Equity

You were previously granted option(s) to purchase shares of the Company’s Common Stock (the “Options”) pursuant to Stock Option Agreements, issued July 19, 2021, and issued restricted shares of the Company’s Common Stock (the “Restricted Stock”) pursuant to a Restricted Stock Award Agreement, dated November 21, 2022. During the term of the AA, all Options and Restricted Stock shall continue to vest pursuant to their terms. Notwithstanding any contrary provision in the Restricted Stock Award Agreement and the Stock Option Agreements, (a) any unvested Options will fully vest upon the termination date of the AA, provided that you are in full compliance with your obligations under the AA, (b) the Vested Options will be exercisable at any time until the date that is one year from the termination date of the AA (and such Options will expire on such date) and (c) if the Company terminates the AA for convenience pursuant to Section 7.3 of the AA prior to the expiration of the initial four-month term, all Restricted

Stock that would have become unrestricted under the terms of the Restricted Stock Award Agreement at the end of the initial four-month term of the AA will become unrestricted. Except as modified by this Agreement, the Stock Option Agreement(s) and Restricted Stock Award Agreement between you and the Company will remain in full force and effect, and you agree to remain bound by those Agreement(s). For clarification, at the termination of the Agreement at the end of the 4-month initial term or the 6-month term if extended, any remaining restricted stock under the Restricted Stock Award Agreement will be forfeited. You acknowledge that the benefits described in this provision are an additional payment to you, to which you are not otherwise entitled, and that such agreement is expressly made in exchange for your acceptance of the terms set forth in herein.

4. Employee Representations: You acknowledge that the Company relies on the following representations by you entering into this Agreement:

a. You have not filed any administrative or judicial complaints, claims, or actions against the Company or any of the other Releasees for claims you are releasing in this Agreement;

b. You have reported to the Company any and all work-related injuries or occupational illnesses incurred by you during your employment with the Company;

c. You have been properly provided any leave requested and available to you under the Family and Medical Leave Act, or similar statute or local laws, and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave;

d. You have received all compensation due to you as a result of services performed for the Company (including, without limitation, vacation pay, holiday pay, commissions, bonus or any other incentive compensation);

e. You are not aware of any conduct by any person that constitutes a violation of Company policy or the Company’s legal or regulatory obligations, or any other suspected ethical or compliance issues on the part of the Company or any of the other Releasees that you have not brought to the attention of the Company; and

f. You have not raised and are not aware of any claim of sexual harassment or abuse with the Company.

5. Return of Company Property: You hereby warrant to the Company that, upon termination of the AA and request of the Company, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control, including, but not limited to, marketing documents, computer equipment, and passwords. All electronic items will be returned in the same working condition in which they were issued. .

6. Proprietary Information: You hereby acknowledge that you are bound by Proprietary Information Invention Agreement that you previously entered into with the Company (the “Confidentiality Agreement”), a copy of which is attached as Exhibit A, and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the Confidentiality Agreement), that you will hold all such Proprietary Information, in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone, except as required in the course of your employment with the Company. You further confirm that you will deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such Proprietary Information, and that you will not take with you any such documents or data or any reproduction thereof.

7. General Release and Waiver of Claims:In exchange for and in consideration of the covenants and promises contained herein, to the fullest extent permitted by law, you (on behalf of yourself, and on behalf your heirs, family members, executors, estates, agents and assigns, or any controlled affiliate and any trust or other entity of which you or said heirs, estates or family directly or indirectly hold a majority beneficial interest) hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns, and Company hereby releases you, your heirs, family members, executors, estates, agents and assigns, or any controlled affiliate and any trust or other entity of which you or said heirs, estates or family directly or indirectly hold a majority beneficial interest) (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, any claims based on your employment with the Company or the termination of that employment, including the release of any claims for wrongful discharge or breach of contract (express, implied or otherwise); any claims for negligence, defamation or intentional tort; any claims for employment discrimination, harassment, or retaliation on any basis, including age, race, color, ethnicity, national origin, gender, religion, pregnancy, disability (or perceived disability), sexual orientation, veteran’s status, whistleblower status or marital status, claims under Title VII of the 1964 Civil Rights Act, as amended, under the Equal Pay Act, under the California Fair Employment and Housing Act, or the California Labor Code and any other federal, state or local laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or claims based on disability or under the Americans with Disabilities Act.

The parties understand that there is a risk that after the execution of this Agreement they may discover facts different from or in addition to the facts which they now know. It is understood that the release herein shall be, and remain in effect as, a full and complete release, notwithstanding the discovery of different or additional facts. The parties expressly waive any rights, if applicable, under California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

This release does not include a release of any rights you may have to workers’ compensation or unemployment benefits, or of any rights either party may have under this Agreement. Nothing in this Agreement prevents you from filing a charge with the Equal Employment Opportunity Commission or comparable state or local governmental agency. You agree that you hereby waive any right that you may have to seek or to share in any relief, monetary or otherwise, relating to any claim released herein, whether such claim was initiated by you or not.

You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802 for business expenses, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

8. Covenant Not to Sue:

a. You and the Company covenant not to sue the other parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Releasees, except as required by law. Your release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

b Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9. Protected Rights: The parties understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Agreement, limits their ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”), however, they waive any right to any individual monetary recovery in any such proceeding or lawsuit. The parties further understand that this Agreement does not limit their ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to you or the Company. This Agreement does not limit the parties’ right to receive an award for information provided to any Government Agencies. The parties understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Agreement, waives a party’s right to testify regarding criminal conduct or sexual harassment on the part of the other party to the Agreement. The parties understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Agreement, prevents the disclosure of factual information related to a claim filed in a civil or administrative action regarding sexual harassment, harassment or discrimination based on sex, failure to prevent harassment or discrimination based on sex, retaliation for reporting harassment or discrimination based on sex, or sexual assault. The General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of General Release and Waiver of Claims and Covenant Not to Sue paragraphs contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.

10. Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled, to the fullest extent permitted by law.

11. Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by the parties, and may not be disclosed except, in your case, to your immediate family, accountant or attorneys or pursuant to subpoena or court order, and in the Company’s case, to its management, board, accountants, attorneys, regulators or pursuant to a subpoena or court order. The parties agree that if either of them are asked for information concerning this Agreement, they will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Notwithstanding the foregoing, either party may disclose such information to a competent legal or governmental authority, provided that such disclosing party gives the other prompt written notice of such requirement prior to disclosure and assist the other party in obtaining an order to protect the information from public disclosure. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

12. No Disparagement. The parties agree that theywill not make any disparaging comments (verbal or written) about the other party or any of the other party’s Releasees or encourage or induce others to do so. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements to any person or entity including, but not limited to, the press and/or media, former employees, employees, partners or principals of the either party or any entity with whom a party has a business relationship, that would adversely affect in any manner (a) the conduct of the business of you or the Company or any of the Releasees (including, but not limited to, any business plans or prospects) or (b) the reputation of you or the Company or any of the Releasees. Nothing in this paragraph shall prohibit the Company or you from providing truthful information as required by law in a legal proceeding or a government investigation. Nothing in this Agreement prevents the Company or you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that either party has reason to believe is unlawful.

13. No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

14. Complete and Voluntary Agreement: This Agreement, together with the Exhibit hereto, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

15. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

16, Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

17. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California (other than its choice-of-law provisions).

18. Review of Separation Agreement; Expiration of Offer: In further consideration of the payments and benefits provided to the you in this Agreement, you irrevocably and unconditionally fully and forever waive, release, and discharge the other parties from any and all Claims, whether known or unknown, from the beginning of time through the date of your execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, you acknowledge and confirm that:

(i) by the Agreement, you have been advised in writing to consult with an attorney of your choosing before signing this Agreement;

(ii) you knowingly, freely and voluntarily agree to all of the terms and conditions in this Agreement including, without limitation, the waiver, release and covenants;

(iii) you are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled;

(iv) you were given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign it sooner if desired;

(v) you understand that you have seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to Kelli Serden, VP, Human Resources, by email at kelli.serden@fazeclan.com before the end of this seven-day period; and

(vi) you understand that the release in this paragraph does not apply to rights and claims that may arise after you sign this Agreement.

(vii) you understand and agree that any modification of this Agreement made after the date it is first presented to you for review, whether material or immaterial, will not re-start the 21-day consideration period referenced above.

19. Effective Date: This Agreement is effective on the eighth (8th) day after you sign it provided you have not revoked the Agreement as of that time (the “Effective Date”).

(Remainder of Page Intentionally Left Blank; Signatures Follow Below)

Sincerely,

Faze Clan Inc.

By:	/s/ Lee Trink
Lee Trink, CEO

Date: January 15, 2023

My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement, I have been advised in writing to consult with an attorney of my choosing, and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

/s/ Tammy Brandt
Tammy Brandt Date: January 15, 2023

EXHIBIT A

Proprietary Information and Inventions Agreement

EXHIBIT B

Advisor Agreement